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                                                                  Exhibit 7.5

                               DECADE BATTERY LTD.
                             DCS BATTERY SALES LTD.
                             DCS ELECTRONICS LIMITED
                         PRIME BATTERY PRODUCTS LIMITED

                    Combined Statement of Battery Operations
                                December 31, 2002
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                               DECADE BATTERY LTD.
                             DCS BATTERY SALES LTD.
                             DCS ELECTRONICS LIMITED
                         PRIME BATTERY PRODUCTS LIMITED

                    Combined Statement of Battery Operations
                      January 1, 2002 to December 31, 2002

                                                                                    Prime
                                    Decade                            DCS           Battery
                                    Battery       DCS Battery     Electronics      Products
                                     Ltd.          Sales Ltd.       Limited         Limited          Adj.          Combined
                                 -------------  --------------  ---------------  -------------  --------------  --------------
Sales                            $     298,127           8,884          331,767        304,030       (109,267)         833,541
     Cost of goods sold                258,204           4,299          308,437        256,892       (109,267)         718,565
                                 -------------  --------------  ---------------  -------------  --------------  --------------
Gross profit                            39,923           4,585           23,330         47,138               -         114,976
                                 -------------  --------------  ---------------  -------------  --------------  --------------
Selling, general
& administrative expenses                    -               -          363,526         40,296               -         403,822
                                 -------------  --------------  ---------------  -------------  --------------  --------------
Net income before taxes          $      39,923           4,585        (340,196)          6,842               -       (288,846)
     Provision for current
      income taxes                     (7,985)           (917)                -        (3,010)               -        (11,912)
                                 -------------  --------------  ---------------  -------------  --------------  --------------
Net income/(loss)                $      31,938           3,668        (340,196)          3,832               -       (300,758)
                                 -------------  --------------  ---------------  -------------  --------------  --------------
                                 -------------  --------------  ---------------  -------------  --------------  --------------

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                               DECADE BATTERY LTD.
                             DCS BATTERY SALES LTD.
                             DCS ELECTRONICS LIMITED
                         PRIME BATTERY PRODUCTS LIMITED

                Notes to Combined Statement of Battery Operations
                      January 1, 2002 to December 31, 2002

BASIS OF PRESENTATION

The Combined Statement of Battery Operations for the period when the battery sales operations commenced on January 1, 2002 until December 31, 2002 the point in time which the business was sold to Pivotal Self-Service Technologies Inc., contains the revenues and direct expenses for the battery business conducted through Decade Battery Ltd., DCS Battery Sales Ltd., DCS Electronics Limited and Prime Battery Products Limited. The Statement of Battery Operations includes all revenues related to the battery business and all directly related costs of sales and other selling, general and administrative costs associated with producing the revenues. Costs not directly related to the battery business have been excluded.

For the period January 1, 2002 to October 31, 2002, the battery sales operations were conducted through Decade Battery Ltd., DCS Battery Sales Ltd. and DCS Electronics Limited. These entities are owned by David C. Simmonds. Effective October 31, 2002 Decade Battery Ltd. and DCS Battery Sales Ltd. ceased operations. In addition, DCS Electronics Limited, which had non-battery sales operations, ceased selling battery products effective October 31, 2002. The battery sales operations were effectively conducted through Prime Battery Products Limited beginning on November 1, 2002.

On December 31, 2002, Pivotal Self-Service Technologies Inc. acquired the battery business from David C. Simmonds.

Pivotal Self-Service Technologies Inc. (at December 31, 2002) and Prime Battery Products Limited (at November 1, 2002) did not acquire any assets or liabilities of the battery business held by Decade Battery Ltd. DCS Battery Sales Ltd., or DCS Electronics Limited. However, the assets and liabilities of Prime Battery Products Limited as at December 31, 2002 were acquired by Pivotal Self-Service Technologies Inc. (please see Exhibit 7.4 herein for audited information of assets and liabilities acquired by Pivotal on December 31, 2002).

During the period January 1, 2002 through October 31, 2002, battery purchases were financed by 541445 Ontario Limited, a third party. Financing of battery purchases during the period November 1, 2002 through December 31, 2002, were provided by Pivotal Self-Service Technologies Inc. In addition during the two month period ended December 31, 2002, Prime Wireless Corporation a subsidiary of Pivotal Self-Service Technologies Inc. paid for certain operating costs on behalf of Prime Battery Products Limited.

The battery business was operated during the period January 1, 2002 through October 31, 2002, utilizing infrastructure including logistics, accounting, marketing and administrative support available from DCS Electronics Limited. During the period November 1, 2002 through December 31, 2002, logistics and selling support was provided by representatives of DCS Electronics Limited financed by a profit sharing arrangement with Prime Battery Products Limited and additional accounting and administrative support from Pivotal Self-Service Technologies Inc. on a fee basis.

The functional currency of the battery business is Canadian dollars. Certain purchases are made in US dollars and have been translated into Canadian dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Revenue and expenses are translated at the exchange rate at the date those elements are recognized.